Exhibit 10.53

TTM Technologies, Inc. (“the Company”)

Executive Compensation Recoupment Policy

Definitions:

For purposes of this policy, a “Covered Executive” is defined as the Company’s Chief Executive Officer, any individual that directly reports to the Chief Executive Officer (except for his /her administrative assistant) or any Officer of the Company that has been designated as such by the Committee pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

For purposes of this policy, “Covered Compensation” shall include (i) annual cash incentive compensation paid to a Covered Executive under the TTM Incentive Plan adopted by the Committee (or any successor annual cash incentive plan adopted by the Committee), and (ii) Restricted Stock Units

(“RSUs”) and Performance Stock Units (“PSUs”) , and/or the resulting shares vested to Covered Executives pursuant to such grant of RSUs or PRUs, minus any taxes paid by the Covered Executive on any such compensation as described above. For the avoidance of doubt, Covered Compensation shall not include base salary granted to Covered Executives.

In the event that the Company is required to prepare an accounting restatement due to material non- compliance by the Company with any financial reporting requirement under the U.S. Federal Securities laws that it is determined to be the result of an error or fraud committed by a member of management of the Company (a “Material Restatement Event”), or in the event of a material violation of the Company’s Code of Conduct by a Covered Executive, the Committee may, as and to the extent it deems appropriate at the sole and absolute discretion of the Committee, recoup any and all Covered Compensation issued to the Covered Executive.

The period for which the Committee may seek the recoupment of Covered Compensation under this policy shall be up to three years preceding the Material Restatement Event or a material violation of the Company’s Code of Conduct by a Covered Executive, but not prior to the enactment of this policy.

Further, the Company may take such other disciplinary action, including but not limited to actions under other Company policies, against any Covered Executive as it deems necessary and appropriate, including termination of employment.

This policy shall apply in addition to any right of recoupment against the Chief Executive Officer and Chief Financial Officer pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.